FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES COMMENCEMENT OF TRADING ON THE NYSE MKT

San Antonio, Texas (June 16, 2014) – EnerJex Resources, Inc. (OTC Markets: ENRJ, ENRJD, ENRJPR) (“EnerJex” or the “Company”), an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States, announced today that its common and preferred stock will commence trading on the NYSE MKT on June 17, 2014. EnerJex’s common stock will trade under the symbol “ENRJ” and its non-dilutive 10% Series A Perpetual Preferred Stock will trade under the symbol “ENRJPR”.

EnerJex’s CEO, Robert Watson, Jr., commented, “Listing on the NYSE MKT is a significant milestone for EnerJex, and I am very pleased to share this news with all of our stakeholders. I believe this listing will expose the Company to a much broader audience of institutional and retail investors. In addition, I believe it will increase EnerJex’s business development opportunities.”

NYSE MKT is a fully integrated trading venue within the NYSE community and leverages the NYSE’s advanced and innovative market model to offer a premier venue for listing and trading stocks of small companies. The venue utilizes the trading, connectivity and routing technologies of the NYSE platform and offers superior price discovery, superior liquidity and reduced trading volatility. Listed companies benefit from issuer-selected Designated Market Makers (DMM) that utilize world-class NYSE trading systems to discover and improve prices, dampen volatility, add liquidity and enhance value. In addition, NYSE MKT-listed companies gain access to the brand visibility and are eligible for the issuer services enjoyed by the NYSE community.

“We welcome EnerJex Resources to the NYSE family and look forward to a strong partnership with the Company,” said Scott Cutler, Executive Vice President, Global Listings at NYSE. “EnerJex will join other energy companies that benefit from NYSE’s advanced and innovative market model to offer a premier venue for listing and trading their stocks.”

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

About EnerJex Resources

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering nearly 100,000 net acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex's operations are focused in five distinct projects where the company produces oil and natural gas from reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg ("DJ") Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by competitors on trend with the Company's properties. EnerJex's headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com .

Contact:

EnerJex Resources, Inc.

Robert G. Watson, Jr., CEO

(210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM